Rule 424(b)(2)

Registration No. 333-195373

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of Registration
Securities Offered	Offering Price	Fee(1)
Senior Notes	$1,250,000,000	$161,000

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT NO. 1 DATED APRIL 21, 2014
TO PROSPECTUS DATED APRIL 18, 2014, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED APRIL 18, 2014, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 18, 2014

U.S. BANCORP
Medium-Term Notes, Series V (Senior)
Medium-Term Notes, Series W (Subordinated)

CUSIP No.:	91159HHH6

Series:

☒                 Series V (Senior)

☐                   Series W (Subordinated)

Form of Note:

☒                 Book-Entry

☐                   Certificated

Principal Amount:	$1,250,000,000
Trade Date:	April 21, 2014
Original Issue Date:	April 24, 2014
Maturity Date:	April 25, 2019

Base Rate (and, if applicable, related Interest Periods):

☒           Fixed Rate Note

☐             Commercial Paper Note

☐             Federal Funds Note

☐  Federal Funds (Effective) Rate

☐  Federal Funds Open Rate

☐  Federal Funds Target Rate

☐             LIBOR Note

☐             EURIBOR Note

☐             Prime Rate Note

☐             CD Rate Note

☐             Treasury Rate Note

☐             CMT Rate Note

☐  Reuters Page FRBCMT

☐  Reuters Page FEDCMT

☐  One-Week ☐  One-Month

☐ Other Base Rate (as described below)

☐ Zero Coupon Note

Agent’s Commission:	$1,762,500

Redemption Date:	March 25, 2019

Redemption Terms:  Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$1,248,875,000 / 99.91%
Proceeds to the Company:	$1,247,112,500
Interest Rate/Initial Interest Rate:	2.20%
Interest Payment Dates:	April 25 and October 25, beginning October 25, 2014
Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐             Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐             For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.91%	0.141%	99.769%
Total	$1,248,875,000	$1,762,500	$1,247,112,500

Agent	Principal Amount
Barclays Capital Inc	$416,666,000	/s/ John C. Stern	(authorized officer)
Morgan Stanley & Co. LLC	$416,667,000
U.S. Bancorp Investments, Inc.	$416,667,000	/s/ Joseph M. Tessmer	(authorized officer)
Total	$1,250,000,000

Delivery Instructions: DTC # 0280

Conflicts of Interest.  The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes.  As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.

Notice to Canadian Investors.  The notes are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank.  The Notes do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the Issuer.  The notes are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality.   U.S. Bancorp is not regulated as a financial institution in Canada.  However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada).  The notes may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.